Exhibit 99.1

NEW ORIENTAL ENERGY & CHEMICAL CORP.

RECEIVES NOTICE FROM NASDAQ

NEW YORK, NY— July 9, 2010 -- New Oriental Energy & Chemical Corp. (NASDAQ:NOEC) (the “Company”), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, reported today that on July 6, 2010 it received notification from the NASDAQ Listings Qualification Department that the Company’s stockholders’ equity of $1,225,480, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 that it filed with the Securities and Exchange Commission, does not comply with the minimum stockholders’ equity requirement of $2,500,000 for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(b)(1). As a result, the Listing Qualifications Staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Capital Market.

The Company has until August 20, 2010 to provide to the Listing Qualifications Staff a definitive plan to achieve and sustain compliance with NASDAQ Capital Market listing requirements.  If the plan is accepted, NASDAQ may grant the Company an extension of up to 180 calendar days from the date of the notice letter to regain compliance.  If the Listing Qualifications Staff determines that the Company has not presented an adequate plan, the Staff will provide written notice to the Company that its common stock will be delisted from The NASDAQ Capital Market. In such event, the Company may appeal the Staff’s decisions to a NASDAQ Listing Qualifications Panel.

The Company noted that in May of 2010 it completed private placement transactions with an aggregate value of approximately $1.8 million through the issuance of units consisting of common stock and warrants to certain accredited investors.  Since these transactions were subsequent to its March 31, 2010 year end, the proceeds of these private placements are not reflected in the Company’s March 31, 2010 balance sheet.  The Company said it will include information relating to the May 2010 private placements in the plan it intends to submit to the NASDAQ Listing Qualifications staff within the required time frame.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (646) 381-9727